NEWS RELEASE

EVEREST GROUP, LTD.

Seon place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contacts

Media: Dawn Lauer	Investors: Matt Rohrmann
Chief Communications Officer	Head of Investor Relations
908.300.7670	908.604.7343

Everest Reports Fourth Quarter and Full-Year 2024 Results
Annual Net Income of $1.4 billion and Net Operating Income of $1.3 billion
Decisive Actions to Fortify Reserves in U.S. Casualty Lines
HAMILTON, Bermuda – (BUSINESS WIRE) – February 3, 2025 – Everest Group, Ltd. (NYSE: EG), a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions, today reported its fourth quarter 2024 results.

Full-Year 2024 Highlights
•Total Shareholder Return of 9.2%1; 9.6% Net Income ROE and 9.0% Operating Income ROE
•$18.2 billion in gross written premium with year-over-year growth of 9.1% for the Group, 12.2% for Reinsurance, and 4.0% for Insurance on a comparable basis
•Combined ratios of 102.3% for the Group, 89.7% for Reinsurance and 130.7% for Insurance, which includes decisive actions to strengthen U.S. casualty reserves
•Group attritional combined ratio of 87.6% when excluding the impact of 0.5 points from profit commissions associated with favorable loss reserve development on mortgage business versus 86.9% when excluding the impact of 0.7 points from profit commission associated with favorable development on mortgage business in the prior year. Group's 2024 attritional combined ratio of 87.6% also includes 1.4 points of 2024 accident year loss reserve strengthening.
•$672 million of pre-tax catastrophe losses net of recoveries and reinstatement premiums, versus $451 million in the prior year
•Net investment income increased over $500 million to ∼$2 billion, a company record
•Strong operating cashflow for the year of $5.0 billion, a company record

Fourth Quarter 2024 Highlights
•Net Loss of $593 million; Net Operating Loss of $780 million driven primarily by net unfavorable development of prior year loss reserves in U.S. casualty lines
•$4.7 billion in gross written premium with year-over-year growth of 7.2% for the Group, 12.6% for Reinsurance, and -1.6% for Insurance on a comparable basis; Strong double-digit growth in property and specialty lines across both segments was partially offset by reductions in certain casualty lines
•Combined ratios of 135.5% for the Group, 90.4% for Reinsurance and 239.2% for Insurance, which includes decisive actions to strengthen U.S. casualty reserves
•Group attritional combined ratio of 91.6% when excluding the impact of 1.8 points from profit commissions associated with favorable loss reserve development on mortgage business versus 86.6% when excluding the impact of 2.7 points from profit commissions associated with favorable loss reserve development on mortgage business in the prior year. Group's fourth quarter 2024 attritional combined ratio of 91.6% also includes 5.8 points of 2024 accident year loss reserve strengthening.
•Net unfavorable development of approximately $1.5 billion in prior year loss reserves, resulting in an increase of 37.6 points on the combined ratio for the Group
•Increased current accident year losses by $229 million for the Group, comprised of $206 million in Insurance and $22 million in Other
•Pre-tax underwriting income (loss) of ($1.4) billion for the Group, $286 million for Reinsurance, and ($1.3) billion for Insurance
•$173 million of pre-tax catastrophe losses net of recoveries and reinstatement premiums versus $143 million in Q4 2023
•Net investment income improved to $473 million versus $411 million in the prior year fourth quarter, driven by a larger asset base as well as strong core fixed income investment returns
•Operating cashflow for the quarter of $780 million versus $1.0 billion in the prior year fourth quarter

(1) Denotes annualized figure; represents Total Shareholder Return or "TSR". Annualized TSR is calculated as year to date growth in book value per common share outstanding excluding URA(D) on fixed maturity, available for sale securities plus year-to-date dividends per share.

“This was a pivotal year for Everest as we took decisive action to fortify our U.S. casualty reserves, solidify our franchise value, and raise the bar across all facets of the Company” said Jim Williamson, Everest President and CEO. “Our lead market Reinsurance franchise continues to demonstrate its value in the market, as evidenced by another well-executed January 1 renewal. In our Insurance business, the significant transformation of our North America insurance platform is well underway. We made meaningful progress improving our portfolio, all while taking aggressive underwriting action in U.S. casualty lines. Our team is energized about the opportunity ahead, and I firmly believe that our actions place Everest on a clear trajectory towards generating attractive returns throughout the cycle.”

Summary of Fourth Quarter 2024 Net Income and Other Items
•Net (loss) of ($593 million), equal to ($13.96) per diluted share, driven by reserve strengthening in U.S. casualty lines, versus fourth quarter 2023 net income of $804 million, equal to $18.53 per diluted share
•Net operating (loss) of ($780 million), equal to ($18.39) per diluted share, driven by reserve strengthening in U.S. casualty lines, versus fourth quarter 2023 net operating income of $1.1 billion, equal to $25.18 per diluted share
•GAAP combined ratio of 135.5%, including 37.6 points of unfavorable prior year reserve development, 5.8 points of 2024 accident year strengthening, and 5.3 points of catastrophe losses, versus 93.2% in the fourth quarter 2023, including 4.3 points of catastrophe losses

California Wildfires
•Pre-tax net catastrophe loss estimated to be in the range of $350 to $450 million for the first quarter 2025, net of estimated recoveries and reinstatement premiums
•Everest's loss estimate is based on an insured industry loss range of $35 to $45 billion

The following table summarizes the Company’s Net Income and related financial metrics.

Net income and operating income	Q4	Year to Date	Q4	Year to Date
All values in USD millions except for per share amounts and percentages	2024	2024	2023	2023
Everest Group
Net income (loss)	(593)	1,373	804	2,517
Net operating income (loss) (2)	(780)	1,289	1,093	2,776

Net income (loss) per diluted common share	(13.96)	31.78	18.53	60.19
Net operating income (loss) per diluted common share (2)	(18.39)	29.83	25.18	66.39

Net income (loss) return on average equity (annualized)	(15.7%)	9.6%	23.8%	20.9%
After-tax net operating income (loss) return on average equity (annualized) (2)	(20.6%)	9.0%	32.4%	23.1%

Notes
(2) Denotes non-GAAP financial measure. See "Comments on Non-GAAP Financial Measures" for an explanation and reconciliation.

Shareholders' Equity and Book Value per Share	Q4	Year to Date	Q4	Year to Date
All values in USD millions except for per share amounts and percentages	2024	2024	2023	2023
Beginning shareholders' equity	15,335	13,202	11,226	8,441
Net income (loss)	(593)	1,373	804	2,517
Change - URA(D) of fixed maturity, available for sale securities	(630)	(127)	1,146	986
Dividends to shareholders	(86)	(334)	(76)	(288)
Purchase of treasury shares	—	(200)	—	—
Public equity offering of shares	—	—	—	1,445
Other	(151)	(39)	103	102
Ending shareholders' equity	13,875	13,875	13,202	13,202

Common shares outstanding		43.0		43.4
Book value per common share outstanding		322.97		304.29
Less: URA(D) of fixed maturity, available for sale securities		(19.77)		(16.65)
Book value per common share outstanding excluding URA(D) (3)		342.74		320.95

Change in BVPS adjusted for dividends		8.7%		44.3%
Total Shareholder Return ("TSR") - Annualized		9.2%		26.5%
Common share dividends paid - last 12 months		7.75		6.80

Notes
(3) Denotes non-GAAP financial measure. A reconciliation to book value per share, the most comparable GAAP measure, is included in the table above. See "Comments on Non-GAAP Financial Measures" for additional information.

The following information summarizes the Company’s underwriting results, on a consolidated basis and by segment – Reinsurance and Insurance, with selected commentary on results by segment.

Underwriting information - Everest Group	Q4	Year to Date	Q4	Year to Date	Year on Year Change
All values in USD millions except for percentages	2024	2024	2023	2023	Q4	Year to Date
Gross written premium	4,671	18,232	4,323	16,637	8.0%	9.6%
Net written premium	4,026	15,814	3,861	14,730	4.3%	7.4%

Loss Ratio:
Current year	63.4%	59.8%	58.9%	59.2%	4.5 pts	0.6 pts
Prior year	37.6%	9.7%	(0.1)%	—%	37.7 pts	9.8 pts
Catastrophe	5.3%	5.0%	4.3%	3.5%	1.0 pts	1.5 pts
Total Loss ratio	106.3%	74.4%	63.0%	62.7%	43.3 pts	11.7 pts
Commission and brokerage ratio	23.0%	21.7%	23.8%	22.0%	(0.8) pts	(0.3) pts
Other underwriting expenses	6.2%	6.2%	6.3%	6.3%	(0.1) pts	(0.1) pts
Combined ratio	135.5%	102.3%	93.2%	90.9%	42.3 pts	11.4 pts
Attritional combined ratio (4) (6) (7)	93.4%	88.1%	89.3%	87.6%	4.1 pts	0.5 pts

Pre-tax net catastrophe losses (5)	173	672	143	451
Pre-tax net unfavorable (favorable) prior year reserve development	1,475	1,475	(5)	(5)

Notes
(4) Attritional ratios exclude catastrophe losses, net CAT reinstatement premiums earned, prior year development, COVID-19 losses and losses from the Russia/Ukraine war. Attritional combined ratio is a non-GAAP financial measure. See "Comments on Non-GAAP Financial Measures" for an explanation and reconciliation.

(5) Pre-tax net catastrophe losses are net of reinsurance and reinstatement premiums.
(6) The attritional combined ratio for the quarter and year -end December 31, 2024, included approximately $68m of profit commission related to loss reserves releases from the mortgage business. Excluding this profit commission, Group’s attritional combined ratio would have been 91.6% and 87.6% for the quarter and year ended December 31, 2024.

(7) The attritional combined ratio for the quarter and year -end December 31, 2023, included approximately $94m of profit commission related to loss reserves releases from the mortgage business. Excluding this profit commission, Group’s attritional combined ratio would have been 86.6% and 86.9% for the quarter and year ended December 31, 2023.

Reinsurance Segment – Quarterly Highlights
•Gross written premiums grew 12.6% on a comparable basis (constant dollar basis and excluding reinstatement premiums)2, to approximately $3.3 billion. We continue to solidify our franchise value and drive growth in lines with the best expected risk-adjusted returns.
•Growth was led by a 54.4% increase in Property Catastrophe XOL and 19.9% in Property Pro-Rata, partially offset by a 7.3% decrease in Casualty Pro-Rata, when adjusting for reinstatement premiums.
•Attritional loss ratio improved 90 basis points over last year to 56.9%, while the attritional combined ratio improved 140 basis points to 83.7% versus a year ago, when excluding the impact of 2.3 points and 3.6 points from profit commissions associated with favorable loss reserve development on mortgage business for the quarters ended December 31, 2024 and 2023, respectively.
•Strengthened U.S. casualty reserves by $684 million, fully offset by favorable development of well-seasoned reserves in property and mortgage lines.
•Pre-tax catastrophe losses were $125 million, net of estimated recoveries and reinstatement premiums, driven primarily by $275 million of losses from Hurricane Milton. Catastrophe losses in the quarter were partially offset by a release of $125 million on prior year events, primarily related to Hurricane Ian.
•Risk-adjusted returns remain very attractive, particularly in property and specialty lines.

Underwriting information - Reinsurance segment	Q4	Year to Date	Q4	Year to Date	Year on Year Change
All values in USD millions except for percentages	2024	2024	2023	2023	Q4	Year to Date
Gross written premium	3,291	12,941	2,894	11,460	13.7%	12.9%
Net written premium	3,019	11,969	2,754	10,802	9.6%	10.8%

Loss Ratio:
Current year	56.2%	56.6%	57.6%	57.6%	(1.4) pts	(1.0) pts
Prior year	—%	—%	(15.3)%	(4.1)%	15.3 pts	4.1 pts
Catastrophe	5.4%	5.7%	5.5%	4.6%	(0.1) pts	1.1 pts
Total Loss ratio	61.6%	62.2%	47.8%	58.1%	13.8 pts	4.2 pts
Commission and brokerage ratio	26.3%	24.9%	28.3%	25.7%	(2.0) pts	(0.8) pts
Other underwriting expenses	2.5%	2.5%	2.5%	2.6%	— pts	(0.1) pts
Combined ratio	90.4%	89.7%	78.6%	86.4%	11.8 pts	3.3 pts
Attritional combined ratio (4) (8) (9)	86.0%	84.6%	88.7%	86.1%	(2.7) pts	(1.5) pts

Pre-tax net catastrophe losses (5)	125	564	135	430
Pre-tax net unfavorable (favorable) prior year reserve development	—	—	(401)	(401)

Notes
(2) Denotes non-GAAP financial measure. See "Comments on Non-GAAP Financial Measures" for an explanation and reconciliation.
(4) Attritional ratios exclude catastrophe losses, net CAT reinstatement premiums earned, prior year development, COVID-19 losses and losses from the Russia/Ukraine war. Attritional combined ratio is a non-GAAP financial measure. See "Comments on Non-GAAP Financial Measures" for an explanation and reconciliation.

(5) Pre-tax net catastrophe losses are net of reinsurance and reinstatement premiums.
(8) The attritional combined ratio for the quarter and year -end December 31, 2024, included approximately $68m of profit commission related to loss reserves releases from the mortgage business. Excluding this profit commission, Reinsurance’s attritional combined ratio would have been 83.7% and 84.0% for the quarter and year ended December 31, 2024.

(9) The attritional combined ratio for the quarter and year -end December 31, 2023, included approximately $94m of profit commission related to loss reserves releases from the mortgage business. Excluding this profit commission, Reinsurance’s attritional combined ratio would have been 85.1% for both the quarter and year ended December 31, 2023.

Insurance Segment – Quarterly Highlights
•Gross written premiums decreased to $1.4 billion on a comparable basis (constant dollar basis and excluding reinstatement premiums)2, a 1.6% decrease year-over-year in constant dollars as we continued to strategically shape the portfolio. Our International business continued its strong growth trajectory as it gained further traction.
•Everest Insurance grew by 32.3% in Property/Short Tail and 37.2% in Other Specialty lines. Growth was offset by a decrease of 36.9% in Accident and Health, as we exit the medical stop loss business, and 20.0% in Specialty Casualty, primarily in North America, reflecting our focus on lines of business with better expected margins.
•Strengthened prior year U.S. casualty reserves by $1.1 billion and increased current accident year losses in U.S. casualty lines by $206 million, totaling $1.3 billion.
•Pre-tax catastrophe losses were $47 million, net of estimated recoveries and reinstatement premiums, an increase over the prior year quarter, which benefited from benign catastrophe losses.
•Pricing continues to accelerate across North American long-tail lines (excluding financial lines).

Underwriting information - Insurance segment	Q4	Year to Date	Q4	Year to Date	Year on Year Change
All values in USD millions except for percentages	2024	2024	2023	2023	Q4	Year to Date
Gross written premium	1,350	5,078	1,371	4,888	(1.5)%	3.9%
Net written premium	984	3,678	1,063	3,704	(7.5)%	(0.7)%

Loss Ratio:
Current year	84.2%	68.3%	62.3%	63.3%	21.9 pts	4.9 pts
Prior year	119.2%	30.0%	32.4%	8.3%	86.8 pts	21.6 pts
Catastrophe	5.3%	3.0%	0.9%	0.6%	4.4 pts	2.4 pts
Total Loss ratio	208.7%	101.2%	95.6%	72.3%	113.1 pts	28.9 pts
Commission and brokerage ratio	12.6%	12.3%	11.6%	12.0%	1.0 pts	0.3 pts
Other underwriting expenses	17.9%	17.2%	16.6%	16.3%	1.3 pts	0.9 pts
Combined ratio	239.2%	130.7%	123.8%	100.5%	115.4 pts	30.1 pts
Attritional combined ratio (4)	114.4%	97.5%	90.6%	91.6%	23.8 pts	5.9 pts

Pre-tax net catastrophe losses (5)	47	107	8	20
Pre-tax net unfavorable (favorable) prior year reserve development	1,072	1,072	293	285

Notes
(2) Denotes non-GAAP financial measure. See "Comments on Non-GAAP Financial Measures" for an explanation and reconciliation.
(4) Attritional ratios exclude catastrophe losses, net CAT reinstatement premiums earned, prior year development, COVID-19 losses and losses from the Russia/Ukraine war. Attritional combined ratio is a non-GAAP financial measure. See "Comments on Non-GAAP Financial Measures" for an explanation and reconciliation.

(5) Pre-tax net catastrophe losses are net of reinsurance and reinstatement premiums.

Other Segment
•As disclosed in an 8-K filed with the SEC after the market close on January 27, 2025, we formed a new “Other” segment, primarily comprised of certain sports and leisure lines after giving effect to the sale of the business in October 2024, and other non-core lines of business such as asbestos & environmental exposures, and certain discontinued insurance programs and coverage classes, predominantly in U.S. casualty lines.
•Unfavorable development in our Other segment amounted to $425 million for both the full-year and fourth quarter 2024, including current accident year strengthening of $22 million.
•Strengthened asbestos & environmental reserves by $54 million during the fourth quarter resulting in a 3-year net asbestos survival ratio of 6.6 years.

Underwriting information - Other segment	Q4	Year to Date	Q4	Year to Date
All values in USD millions except for percentages	2024	2024	2023	2023
Gross written premium	29	212	57	289
Net written premium	23	167	44	225

Net premiums earned	43	197	57	225

Incurred losses and LAE
Current year	53	175	38	156
Prior year	403	403	102	110
Catastrophes	1	1	—	—
Total incurred losses and LAE	457	580	140	266
Commission, brokerage, taxes and fees	5	24	6	22
Other underwriting expenses	8	33	10	35

Underwriting income (loss)	(429)	(440)	(99)	(98)

Investments and Shareholders’ Equity as of December 31, 2024
•Total invested assets and cash of $41.5 billion versus $37.1 billion on December 31, 2023
•Shareholders’ equity of $13.9 billion vs. $13.2 billion on December 31, 2023, including $849 million of unrealized net losses on fixed maturity, available for sale securities
•Shareholders’ equity excluding unrealized gains (losses) on fixed maturity, available for sale securities of $14.7 billion versus $13.9 billion on December 31, 2023
•Book value per share of $322.97 versus $304.29 at December 31, 2023
•Book value per share excluding unrealized gains (losses) on fixed maturity, available for sale securities of $342.74 versus $320.95 at December 31, 2023
•There were not any common share repurchases during the quarter. We repurchased $199.9 million for the full-year 2024.
•Common share dividends declared and paid in the quarter of $2.00 per common share equal to $86 million

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. federal securities laws. These statements reflect management’s current expectations based on assumptions we believe are reasonable but are not guarantees of performance. Actual results may differ materially from those contained in forward-looking statements made on behalf of the Company. The forward-looking statements involve risks and uncertainties that include, but are not limited to, the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market and investment income fluctuations, trends in insured and paid losses, catastrophes, pandemics, regulatory and legal uncertainties and other factors described in our SEC filings, including our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Everest
Everest Group, Ltd. (Everest) is a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions that address customers’ most pressing challenges. Known for a 50-year track record of disciplined underwriting, capital and risk management, Everest, through its global operating affiliates, is committed to underwriting opportunity for colleagues, customers, shareholders, and communities worldwide.

Everest common stock (NYSE: EG) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestglobal.com.

A conference call discussing the results will be held at 8:00 a.m. Eastern Time on February 4, 2025. The call will be available on the Internet through the Company’s website at https://investors.everestglobal.com/overview.

Recipients are encouraged to visit the Company’s website to view supplemental financial information on the Company’s results. The supplemental information is located at www.everestglobal.com in the “Investors/Financials/Quarterly Results” section of the website. The supplemental financial information may also be obtained by contacting the Company directly.

_______________________________________________

Comments on Non-GAAP Financial Measures
In this Press Release, the Company has included certain non-GAAP financial measures, including after-tax net operating income (loss), after-tax net operating income (loss) per diluted share, attritional combined ratio, gross written premiums presented on a comparable basis, net operating income return on equity ("ROE"), underwriting income, and book value per common share outstanding excluding net unrealized appreciation (depreciation) on fixed maturity, available for sale securities ("URA(D)"). The Company presents these non-GAAP financial measures to facilitate a deeper understanding of the profitability drivers of our business, results of operations, financial condition and liquidity. The Company believes that such measures are important to investors and other interested persons, and that these measures are a useful supplement to GAAP information concerning the Company’s performance. These measures may not, however, be comparable to similarly titled measures used by companies within or outside of the insurance industry. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, or superior to, the Company’s financial measures prepared in accordance with generally accepted accounting principles ("GAAP").
A reconciliation of the non-GAAP financial measures to the most comparable corresponding GAAP financial measure is included below.
After-tax net operating income (loss) and after-tax net operating income (loss) per diluted share
After-tax net operating income (loss) (also referred to in this release as net operating income) consists of net income (loss) excluding after-tax net gains (losses) on investments and after-tax net foreign exchange income (expense), as shown below:

(Dollars in millions, except per share amounts)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2024		2023		2024		2023

	(unaudited)				(unaudited)

	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
After-tax net operating income (loss)	$(780)	$(18.39)	$1,093	$25.18	$1,289	$29.83	$2,776	$66.39
After-tax net gains (losses) on investments	56	1.33	(220)	(5.06)	12	0.28	(236)	(5.65)
After-tax net foreign exchange income (expense)	132	3.10	(69)	(1.60)	72	1.67	(23)	(0.55)

Net income (loss)	$(593)	$(13.96)	$804	$18.53	$1,373	$31.78	$2,517	$60.19

(Some amounts may not reconcile due to rounding.)
Although net gains (losses) on investments and net foreign exchange income (expense) are an integral part of the Company’s insurance operations, the determination of net gains (losses) on investments and foreign exchange income (expense) is independent of the insurance underwriting process. The Company believes that the level of net gains (losses) on investments and net foreign exchange income (expense) for any particular period are not indicative of the performance of the underlying business in that particular period. Providing only a GAAP presentation of net income (loss) makes it more difficult for users of the financial information to evaluate the Company’s success or failure in its basic business and may lead to incorrect or misleading assumptions and conclusions. The Company understands that the equity analysts who follow the Company focus on after-tax net operating income (loss) in their analyses for the reasons discussed above. The Company provides after-tax net operating income (loss) to investors so that they have what management believes to be a useful supplement to GAAP information concerning the Company’s performance.
Attritional Loss Ratio and Attritional Combined Ratio
The loss ratio is calculated as the sum of total incurred losses and loss adjustment expenses, divided by net premiums earned. The combined ratio is calculated as the sum of total incurred losses and loss adjustment expenses, commission and brokerage expenses, and other underwriting expenses, divided by net premiums earned. The attritional loss ratio and attritional combined ratio are defined as the loss ratio and the combined ratio, respectively, adjusted to exclude catastrophe losses, net catastrophe reinstatement premiums, prior year development, COVID-19 losses and losses from the Russia/Ukraine war. The Company believes the attritional ratios are useful to management and investors because the adjusted ratios provide for better comparability and more accurately measure the Company’s underlying underwriting performance. The following tables are a reconciliation of the loss ratio and attritional loss ratio, and the combined ratio and attritional combined ratio for the periods noted:

	Three Months Ended December 31,
	2024			2023

	(unaudited)

	Reinsurance	Insurance	Group	Reinsurance	Insurance	Group
Loss ratio	61.6%	208.7%	106.3%	47.8%	95.6%	63.0%
Adjustment for catastrophe losses	(5.4)%	(5.3)%	(5.3)%	(5.5)%	(0.9)%	(4.3)%
Adjustment for reinstatement premiums	0.7%	—%	0.6%	0.2%	—%	0.1%
Adjustment for prior year development (10)	—%	(119.2)%	(37.6)%	14.9%	(32.4)%	(0.2)%
Adjustment for Russia/Ukraine war losses	—%	—%	—%	0.4%	—%	0.3%
Adjustment for other items	—%	(0.3)%	—%	—%	—%	—%
Attritional loss ratio	56.9%	84.0%	63.9%	57.8%	62.3%	59.0%

(Some amounts may not reconcile due to rounding.)

	Three Months Ended December 31,
	2024			2023

	(unaudited)

	Reinsurance	Insurance	Group	Reinsurance	Insurance	Group
Combined ratio	90.4%	239.2%	135.5%	78.6%	123.8%	93.2%
Adjustment for catastrophe losses	(5.4)%	(5.3)%	(5.3)%	(5.5)%	(0.9)%	(4.3)%
Adjustment for reinstatement premiums	1.0%	—%	0.8%	0.3%	—%	0.2%
Adjustment for prior year development (10)	—%	(119.2)%	(37.6)%	14.9%	(32.4)%	(0.2)%
Adjustment for Russia/Ukraine war losses	—%	—%	—%	0.4%	—%	0.3%
Adjustment for other items	—%	(0.4)%	(0.1)%	—%	0.1%	—%
Attritional combined ratio	86.0%	114.4%	93.4%	88.7%	90.6%	89.3%
Adjustment for profit commission	(2.3)%	—%	(1.8)%	(3.6)%	—%	(2.7)%
Attritional combined ratio excluding profit commission	83.7%	114.4%	91.6%	85.1%	90.6%	86.6%

(Some amounts may not reconcile due to rounding.)

	Twelve Months Ended December 31,
	2024			2023

	(unaudited)

	Reinsurance	Insurance	Group	Reinsurance	Insurance	Group
Combined ratio	89.7%	130.7%	102.3%	86.4%	100.5%	90.9%
Adjustment for catastrophe losses	(5.7)%	(3.0)%	(5.0)%	(4.6)%	(0.6)%	(3.5)%
Adjustment for reinstatement premiums	0.6%	—%	0.5%	0.2%	—%	0.1%
Adjustment for prior year development (10)	—%	(30.0)%	(9.7)%	4.0%	(8.3)%	—%
Adjustment for Russia/Ukraine war losses	—%	—%	—%	0.1%	—%	0.1%
Adjustment for other items	—%	(0.2)%	—%	—%	—%	—%
Attritional combined ratio	84.6%	97.5%	88.1%	86.1%	91.6%	87.6%
Adjustment for profit commission	(0.6)%	—%	(0.5)%	(1.0)%	—%	(0.7)%
Attritional combined ratio excluding profit commission	84.0%	97.5%	87.6%	85.1%	91.6%	86.9%

(Some amounts may not reconcile due to rounding.)

Notes
(10) Prior-year development includes the impact of COVID-19 losses.
Gross Written Premium on a Comparable Basis
The Company has included in this Press Release certain changes in gross written premium on a comparable basis, reflecting constant currency basis and excluding reinstatement premiums. Constant currency basis excludes the impact of foreign exchange rates. The Company provides change in gross written premium on a comparable basis to investors so that they have what management believes to be a useful supplement to GAAP information concerning the Company’s performance. The following tables are a reconciliation of gross written premium and period-over-period changes on a GAAP basis to the non-GAAP comparable basis for the periods noted:

(Dollars in millions)	Quarter-to-Date
	December 31, 2024	December 31, 2023	Change

	(unaudited)

	Gross Written Premium	Gross Written Premium	% Impact
Group	$4,671	$4,323	8.0%
Adjustment for gross CAT reinstatement premiums	(51)	(9)	(0.9)%
Adjustment for foreign exchange effect	—	(5)	0.1%
Group (comparable basis)	$4,620	$4,308	7.2%

Reinsurance	$3,291	$2,894	13.7%
Adjustment for gross CAT reinstatement premiums	(51)	(9)	(1.2)%
Adjustment for foreign exchange effect	—	(6)	0.2%
Reinsurance (comparable basis)	$3,240	$2,879	12.6%

Insurance	$1,350	$1,371	(1.5)%
Adjustment for gross CAT reinstatement premiums	—	—	—%
Adjustment for foreign exchange effect	—	1	(0.1)%
Insurance (comparable basis)	$1,350	$1,372	(1.6)%

Other	$29	$57	(49.1)%
Other (comparable basis)	$29	$57	(49.1)%

(Some amounts may not reconcile due to rounding.)

(Dollars in millions)	Year-to-Date
	December 31, 2024	December 31, 2023	Change

	(unaudited)

	Gross Written Premium	Gross Written Premium	% Impact
Group	$18,232	$16,637	9.6%
Adjustment for gross CAT reinstatement premiums	(103)	(20)	(0.4)%
Adjustment for foreign exchange effect	—	(6)	—%
Group (comparable basis)	$18,129	$16,611	9.1%

Reinsurance	$12,941	$11,460	12.9%
Adjustment for gross CAT reinstatement premiums	(103)	(20)	(0.6)%
Adjustment for foreign exchange effect	—	—	—%
Reinsurance (comparable basis)	$12,838	$11,440	12.2%

Insurance	$5,078	$4,888	3.9%
Adjustment for gross CAT reinstatement premiums	—	—	—%
Adjustment for foreign exchange effect	—	(6)	0.1%
Insurance (comparable basis)	$5,078	$4,882	4.0%

Other	$212	$289	(26.6)%
Other (comparable basis)	$212	$289	(26.6)%

(Some amounts may not reconcile due to rounding.)

Net Operating Income Return On Equity ("ROE")
Net Operating income ROE is calculated by dividing after-tax net operating income (loss) by average shareholders' equity, adjusted for average net unrealized depreciation (appreciation) of fixed maturity, available for sale securities. A reconciliation of net income, the most comparable GAAP measure, to net operating income is presented above. The Company believes net operating income ROE is a useful measure for management and investors as it allows for better comparability and removes variability when assessing the results of operations. A reconciliation of Net Operating Income ROE and Net Income ROE is shown below.

	Quarter-to-Date		Year-to-Date
(Dollars in millions)	December 31,	December 31,	December 31,	December 31,
	2024	2023	2024	2023

	(unaudited)		(unaudited)

Beginning of period shareholders' equity	$15,335	$11,226	$13,202	$8,441
Add: Net unrealized depreciation (appreciation) of fixed maturity, available for sale securities	220	1,868	723	1,709
Adjusted beginning of period shareholders' equity	$15,555	$13,094	$13,925	$10,149

End of period shareholders' equity	$13,875	$13,202	$13,875	$13,202
Add: Net unrealized depreciation (appreciation) of fixed maturity, available for sale securities	849	723	849	723
Adjusted end of period shareholders' equity	$14,724	$13,925	$14,724	$13,925

Average adjusted shareholders' equity	$15,140	$13,509	$14,325	$12,037

After-tax net operating income (loss)	$(780)	$1,093	$1,289	$2,776
After-tax net gains (losses) on investments	$56	(220)	$12	(236)
After-tax foreign exchange income (expense)	$132	(69)	$72	(23)
Net income (loss)	$(593)	$804	$1,373	$2,517

Return on equity (annualized)
After-tax net operating income (loss)	(20.6)%	32.4%	9.0%	23.1%
After-tax net gains (losses) on investments	1.5%	(6.5)%	0.1%	(2.0)%
After-tax foreign exchange income (expense)	3.5%	(2.1)%	0.5%	(0.2)%
Net income (loss)	(15.7)%	23.8%	9.6%	20.9%

(Some amounts may not reconcile due to rounding.)

Underwriting Income
Underwriting income is calculated as net premiums earned, less (1) incurred losses and loss adjustment expenses, (2) commission, brokerage, taxes and fees, and (3) other underwriting expenses. Net income (loss) is the most comparable GAAP measure. The Company believes underwriting income is a useful measure for management and investors when assessing the performance of the Company's reinsurance and insurance business segments. A reconciliation of Underwriting Income and Net Income is shown below.

	Quarter-to-Date
(Dollars in millions)	December 31, 2024				December 31, 2023

	(unaudited)

	Reinsurance	Insurance	Other	Consolidated Group	Reinsurance	Insurance	Other	Consolidated Group
Net premiums earned	$2,983	$900	$43	$3,925	$2,616	$905	$57	$3,578
Less: Incurred losses and LAE	1,837	1,877	457	4,172	1,249	865	140	2,254
Less: Commission, brokerage, taxes and fees	784	114	5	903	742	105	6	853
Less: Other underwriting expenses	75	161	8	244	66	150	10	226
Underwriting income (loss)	$286	$(1,252)	$(429)	$(1,394)	$559	$(216)	$(99)	$245

Net investment income				473				411
Net gains (losses) on investments				69				(255)
Corporate expenses				(27)				(18)
Interest, fee and bond issue cost amortization expense				(37)				(36)
Other income (expense)				169				(75)
Income tax benefit (expense)				155				532
Net income (loss)				$(593)				$804

(Some amounts may not reconcile due to rounding.)
Book value per common share outstanding excluding URA(D)
Book value per common share outstanding excluding net unrealized appreciation (depreciation) of fixed maturity, available for sale securities ("URA(D)") is calculated as reported shareholders' equity less URA(D), divided by common shares outstanding. Book value per share is the most comparable GAAP measure. The Company believes this metric is useful to management and investors as it shows the value of shareholder returns on a per share basis after eliminating the variability of investments held at fair value. Please see the table on page 4 for a reconciliation of book value per common share outstanding (excluding URA(D)) and book value per share.
Annualized Total Shareholder Return
Annualized TSR ("TSR") is calculated as year-to-date growth in book value per common share outstanding (excluding URA(D)) plus year-to-date dividends per share. As further discussed above, book value per common share outstanding (excluding URA(D)) is a non-GAAP measure. Please see the table on page 4 for a reconciliation of book value per common share outstanding (excluding URA(D)) and book value per share.
--Financial Details Follow--

EVEREST GROUP, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(Dollars in millions, except per share amounts)	2024	2023	2024	2023
	(unaudited)		(unaudited)
REVENUES:
Premiums earned	$3,925	$3,578	$15,187	$13,443
Net investment income	473	411	1,954	1,434
Total net gains (losses) on investments	69	(255)	19	(276)
Other income (expense)	169	(75)	121	(14)
Total revenues	4,636	3,659	17,281	14,587

CLAIMS AND EXPENSES:
Incurred losses and loss adjustment expenses	4,172	2,254	11,305	8,427
Commission, brokerage, taxes and fees	903	853	3,300	2,952
Other underwriting expenses	244	226	938	846
Corporate expenses	27	18	95	73
Interest, fees and bond issue cost amortization expense	37	36	149	134
Total claims and expenses	5,383	3,387	15,787	12,432

INCOME (LOSS) BEFORE TAXES	(748)	272	1,493	2,154
Income tax expense (benefit)	(155)	(532)	120	(363)

NET INCOME (LOSS)	$(593)	$804	$1,373	$2,517

Other comprehensive income (loss), net of tax:
Unrealized appreciation (depreciation) ("URA(D)") on securities arising during the period	(574)	923	(97)	743
Reclassification adjustment for realized losses (gains) included in net income (loss)	(55)	223	(12)	244
Total URA(D) on securities arising during the period	(630)	1,146	(109)	986

Foreign currency translation and other adjustments	(173)	76	(128)	59

Benefit plan actuarial net gain (loss) for the period	34	15	34	15
Reclassification adjustment for amortization of net (gain) loss included in net income (loss)	(26)	—	(1)	2
Total benefit plan net gain (loss) for the period	9	16	33	17
Total other comprehensive income (loss), net of tax	(794)	1,238	(204)	1,063

COMPREHENSIVE INCOME (LOSS)	$(1,387)	$2,041	$1,169	$3,580

EARNINGS PER COMMON SHARE:
Basic	$(13.96)	$18.53	$31.78	$60.19
Diluted	(13.96)	18.53	31.78	60.19

EVEREST GROUP, LTD.
CONSOLIDATED BALANCE SHEETS

	December 31,
(In millions of U.S. dollars, except par value per share)	2024	2023
	(unaudited)
ASSETS:
Fixed maturities - available for sale, at fair value	$28,908	$27,740
(amortized cost: 2024, $29,934; 2023, $28,568, credit allowances: 2024, $(36); 2023, $(48))
Fixed maturities - held to maturity, at amortized cost
(fair value: 2024, $759; 2023, $854, net of credit allowances: 2024, $(8); 2023, $(8))	757	855
Equity securities, at fair value	217	188
Other invested assets	5,392	4,794
Short-term investments	4,707	2,127
Cash	1,549	1,437
Total investments and cash	41,531	37,142
Accrued investment income	368	324
Premiums receivable (net of credit allowances: 2024, $(54); 2023, $(41))	5,378	4,768
Reinsurance paid loss recoverables (net of credit allowances: 2024, $(41); 2023, $(26))	207	164
Reinsurance unpaid loss recoverables	2,915	2,098
Funds held by reinsureds	1,218	1,135
Deferred acquisition costs	1,461	1,247
Prepaid reinsurance premiums	869	713
Income tax asset, net	1,223	868
Other assets (net of credit allowances: 2024, $(9); 2023, $(9))	1,171	941
TOTAL ASSETS	$56,341	$49,399

LIABILITIES:
Reserve for losses and loss adjustment expenses	29,889	24,604
Unearned premium reserve	7,324	6,622
Funds held under reinsurance treaties	27	24
Amounts due to reinsurers	701	650
Losses in course of payment	241	171
Senior notes	2,350	2,349
Long-term notes	218	218
Borrowings from FHLB	1,019	819
Accrued interest on debt and borrowings	22	22
Unsettled securities payable	84	137
Other liabilities	590	582
TOTAL LIABILITIES	42,466	36,197

SHAREHOLDERS' EQUITY:
Preferred shares, par value: $0.01; 50.0 shares authorized; no shares issued and outstanding	—	—
Common shares, par value: $0.01; 200.0 shares authorized; 74.3 (2024) and 74.2 (2023)
outstanding before treasury shares	1	1
Additional paid-in capital	3,812	3,773
Accumulated other comprehensive income (loss), net of deferred income tax expense (benefit)
of $(177) at 2024 and $(99) at 2023	(1,138)	(934)
Treasury shares, at cost: 31.3 shares (2024) and 30.8 shares (2023)	(4,108)	(3,908)
Retained earnings	15,309	14,270
Total shareholders' equity	13,875	13,202
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$56,341	$49,399

EVEREST GROUP, LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31
(In millions of U.S. dollars)	2024	2023
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,373	$2,517
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease (increase) in premiums receivable	(715)	(1,064)
Decrease (increase) in funds held by reinsureds, net	(81)	(66)
Decrease (increase) in reinsurance recoverables	(1,091)	143
Decrease (increase) in income taxes	(277)	(559)
Decrease (increase) in prepaid reinsurance premiums	(232)	(46)
Increase (decrease) in reserve for losses and loss adjustment expenses	5,612	2,256
Increase (decrease) in unearned premiums	809	1,387
Increase (decrease) in amounts due to reinsurers	135	18
Increase (decrease) in losses in course of payment	75	93
Change in equity adjustments in limited partnerships	(261)	(168)
Distribution of limited partnership income	163	120
Change in other assets and liabilities, net	(431)	(339)
Non-cash compensation expense	63	49
Amortization of bond premium (accrual of bond discount)	(167)	(64)
Net (gains) losses on investments	(19)	276
Net cash provided by (used in) operating activities	4,957	4,553

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from fixed maturities matured/called/repaid - available for sale	3,783	2,310
Proceeds from fixed maturities sold - available for sale	6,257	3,849
Proceeds from fixed maturities matured/called/repaid - held to maturity	157	105
Proceeds from equity securities sold	37	126
Distributions from other invested assets	409	245
Cost of fixed maturities acquired - available for sale	(11,563)	(10,653)
Cost of fixed maturities acquired - held to maturity	(49)	(112)
Cost of equity securities acquired	(50)	(17)
Cost of other invested assets acquired	(936)	(902)
Net change in short-term investments	(2,494)	(1,034)
Net change in unsettled securities transactions	(27)	181
Net cash provided by (used in) investing activities	(4,478)	(5,902)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common shares issued (redeemed) during the period for share-based compensation, net of expense	(24)	(23)
Proceeds from public offering of common shares	—	1,445
Purchase of treasury shares	(200)	—
Dividends paid to shareholders	(334)	(288)
Net FHLB borrowings (repayments)	200	300
Cost of shares withheld on settlements of share-based compensation awards	(25)	(24)
Net cash provided by (used in) financing activities	(383)	1,409

EFFECT OF EXCHANGE RATE CHANGES ON CASH	16	(23)

Net increase (decrease) in cash	112	38
Cash, beginning of period	1,437	1,398
Cash, end of period	$1,549	$1,437

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid (recovered)	$397	$196
Interest paid	147	130

NON-CASH TRANSACTIONS:
Non-cash limited partnership distribution	$23	$—